                                                                   Exhibit 10.28


                                    AGREEMENT

         THIS AGREEMENT dated as of February 15, 2004 is made by and between Provident Financial Group, Inc. (the "Company"), and Christopher J. Carey (the "Executive").

         WHEREAS the Company considers it essential to its best interests and to the best interests of its shareholders to foster the continuous employment of its key management personnel; and

         WHEREAS the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a Change in Control situation;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

         1. Defined Terms. Definitions of certain capitalized terms used in this Agreement are provided in Section 9 and elsewhere in this Agreement.

         2. Term of Agreement. This Agreement shall become effective on the date hereof and shall remain in effect indefinitely thereafter; provided, however, that (a) except as provided in clause (b) of this sentence, either the Company or the Executive may terminate this Agreement by giving the other party at least one year's advance written notice of such termination, and (b) if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall remain in effect until all obligations of either party hereto have been performed in full and the Coverage Period has expired without the occurrence of a Triggering Event. Upon such expiration of the Coverage Period and performance of all such obligations, this Agreement shall terminate. Notwithstanding the foregoing, this Agreement shall terminate upon the Executive's Disability or death, except as to obligations of the Company hereunder arising from a Change in Control and/or a Triggering Event that, in either case, occurred prior to his Disability or death.

         3. Agreement of the Company. In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the terms and conditions set forth herein, that, upon the occurrence of both a Change in Control and a Triggering Event during the term of this Agreement, the Company shall provide to the Executive the benefits described in this Section 3 (the "Severance Benefits").

              3.1 Severance Payment. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, without discount, equal to the product of (a) three and (b) the sum of the Executive's Base Salary and the Executive's Annual Bonus.

              3.2 Continued Benefits. For a 36 month period after the Date of Termination (the "Benefits Period"), the Company shall provide the Executive with group term life, accident, long-term disability, medical, and health insurance coverage and benefits (collectively, "Welfare Benefits") that (a) subject to clause (b) hereof, are substantially similar in all respects to those which the Executive was receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control that would constitute Good Reason); provided, however, (b) if a Change in Control involving National City Corporation occurs within 18 months of the date of this Agreement, in lieu of clause (a) hereof for portion of the Benefits Period commencing on and after the January 1 of the calendar year immediately following the calendar year in which the Change in Control occurred, are not less favorable in all respects to those being provided to actively employed senior executives of the Company from time-to-time after such January
1. During the Benefits Period, the Executive shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as the Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to the Executive to the same extent that actively employed senior executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes, the Executive shall pay the amount of any cost increase that would actually be paid by an actively employed senior executive of the Company by reason of making the same changes in his level of coverage or coverage options. In the event that the Executive becomes employed by a new employer and is eligible to receive health insurance and/or other welfare benefits ("New Coverage"), the Welfare Benefits coverage provided under this Section 3.2 shall be secondary to such New Coverage.

              3.3 Accrued Compensation and Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Accrued Compensation and any Other Benefits to which Executive is entitled.

              3.4 Supplemental Retirement Plan Service and Compensation Credit. If the Executive is a participant in the Company's Supplemental Executive Retirement Plan (or any successor thereto) (the "SERP"), for purposes of determining the Executive's credited service and benefits due under the SERP (which service credits and benefits shall be determined without giving effect to any amendments to the SERP subsequent to a Change in Control that would constitute Good Reason), the Executive shall be (a) credited with an additional three years of employment service with the Company, and (b) deemed to receive for each such year base pay and incentive compensation in an amount equal to the Executive's Base Pay and Annual Bonus.

              3.5 Outplacement.

            The Company shall reimburse the Executive for outplacement service fees and expenses incurred by the Executive during the Benefits Period in a total amount not to exceed $30,000. Such payment shall be made within five (5) business days after delivery of the Executive's respective written requests for payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

         4.   Gross-Up Payment.

              4.1. In the event that (a) the Executive becomes entitled to the Severance Benefits or any other benefits or payments in connection with a Change in Control or the termination of the Executive's employment, whether pursuant to the terms of this Agreement or otherwise (collectively, the "Total Benefits"), and (b) any of the Total Benefits will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive from the Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the Gross-Up Payment, shall be equal to the Excise Tax on the Total Benefits. For purposes of determining the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to (i) the Total Benefits, minus (ii) the amount of such Total Benefits that, in the opinion of a nationally recognized accounting firm selected by the Executive in his sole discretion ("Accounting Firm"), are not excess parachute payments (within the meaning of Section 280G(b)(1) of the Code). The fees and expenses of Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 4 shall be borne by the Company.

              4.2 For purposes of this Section 4, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive). Except as otherwise provided herein, all determinations required to be made under this Section 4 shall be made by Accounting Firm.

              4.3 In the event that the Excise Tax on the Total Benefits is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in any such taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax on the Total Benefits is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment (which shall be calculated by Accounting Firm in the same manner and using the same assumptions as set forth in Sections 4.1 and 4.2 hereof) to the Executive in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess to the Internal Revenue Service or any other federal, state, local or foreign taxing authority) at the time that the amount of such excess is finally determined.

         5. Timing of Payments. The payments provided for in Sections 3.1 and 4 shall be made on the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the repayment of such excess).

      6. Reimbursement of Legal Costs. The Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive (a) as a result of a bona fide dispute regarding the application of any provision of this Agreement, including all such fees and expenses, if any, incurred in disputing any Notice of Termination under Section 7.1 hereof or in seeking to obtain or enforce any right or benefit provided by this Agreement or (b) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         7.   Termination Procedures.

              7.1 Notice of Termination. After a Change in Control, any termination of the Executive's employment (other than by reason of death) must be preceded by a written Notice of Termination from the terminating party to the other party hereto in accordance with Section 8.5 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall (a) specify the date of termination (the "Date of Termination") which shall not be more than sixty (60) days from the date such Notice of Termination is given, (b) indicate the notifying party's opinion regarding the specific provisions of this Agreement that will apply upon such termination and (c) set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions indicated. Termination of the Executive's employment shall occur on the specified Date of Termination even if there is a dispute between the parties relating to the provisions of this Agreement applicable to such termination.

              7.2 Dispute Concerning Applicable Termination Provisions. If within thirty (30) days of receiving the Notice of Termination the party receiving such notice notifies the other party that a dispute exists concerning the provisions of this Agreement that apply to such termination, the dispute shall be resolved either by mutual written agreement of the parties or by expedited commercial arbitration under the rules of the American Arbitration Association. The parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Code.

         8.   Miscellaneous.

              8.1 No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated in a manner that results in the payment of Severance Benefits hereunder, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, subject to Section 11 hereof, the amount of any payment or benefit provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

              8.2 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; in the event of such a succession, references to the "Company" herein shall thereafter be deemed to include such successor. Failure of the Company to obtain such assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate his employment and thereafter to receive Severance Benefits, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

              8.3 Incompetency. Any benefit payable to or for the benefit of the Executive, if legally incompetent, or incapable of giving a receipt therefor, shall be deemed paid when paid to the Executive's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company.

              8.4 Death. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

              8.5 Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                    To the Company:

                    Provident Financial Group, Inc.
                    One East Fourth Street
                    Cincinnati, OH  45202
                    Attention: James R. Whitaker, Vice President and General Counsel

                    To the Executive:

                    Christopher J. Carey
                    7460 Griffin Gate
                    Cincinnati, OH  45255

              8.6 Modification, Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board or its delegee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

              8.7 Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

              8.8 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to principles of conflicts of laws thereof.

              8.9 Statutory Changes. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

              8.10 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

              8.11 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

              8.12 No Right to Continued Employment. Nothing in this Agreement shall be deemed to give any Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.

              8.13 No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under this Agreement shall be liable for, or subject to, any obligation or liability of such Executive.

              8.15 Nondisclosure. During the Executive's employment with the Company and thereafter, the Executive shall not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, other than (i) information that is generally known in the Company's industry or acquired from public sources, (ii) as required in the course of such employment, (iii) as required by any court, supervisory authority administrative agency or applicable law, or (iv) with the prior written consent of the Company.

              8.16 Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

         9.   Definitions.

              9.1 "Accrued Compensation" means all amounts of compensation for services rendered by Executive to the Company or any affiliate that have been earned or accrued through the Date of Termination but that have not been paid as of the Date of

Termination, including (i) base salary, (ii) reimbursement (in accordance with the Company' expense reimbursement policy) for reasonable and necessary business expenses incurred by Executive on behalf of the Company during the period ending on the Date of Termination, and (iii) vacation pay.

              9.2 "Annual Bonus" means the highest aggregate annual bonus, incentive, or other payments to the Executive of cash compensation, in addition to base pay, made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, performance, discretionary pay, or similar agreement, policy, plan, program, or arrangement.

              9.3 "Base Salary" means the greater of (a) the Executive's highest annual base salary in effect during the one (1) year period preceding a Change in Control and (b) the Executive's highest annual base salary in effect during the one (1) year period preceding the Executive's Date of Termination.

              9.4   "Board" means the Board of Directors of the Company.

              9.5   "Cause" means:

                     (a) the willful and continued failure of the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of the Company which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

                     (b) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

                     (c) personal dishonesty or breach of fiduciary duty to the Company that in either case results or was intended to result in personal profit to the Executive at the expense of the Company; or

                     (d)   willful violation of any law, rule or
regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to the Company.

For purposes of the preceding clauses, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon prior approval given by the Board or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive, as part of the Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering such termination (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (a), (b), (c), or (d) above, and specifying the particulars thereof in detail.

                 9.6 A "Change in Control" means the occurrence of any of the following events:

                     (a) any Person or Persons acting together, excluding the Excluded Parties and employee benefit plans of the Company or any Subsidiary, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities ("Voting Power") if, at such time, the Voting Power represented by the Company securities beneficially owned by such Person exceeds the Voting Power represented by the Company securities beneficially owned by the Excluded Parties;

                     (b) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) the Company's outstanding securities,
(ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

                     (c) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or the Company consummates the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets (other than a transfer to a Subsidiary); or

                     (d) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

              9.7 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

              9.8 "Competitive Activity" means the Executive's provision of services, either as an employee or independent contractor, to any entity that engages, in any one or more of the following counties: (a) In Ohio -- Brown, Butler, Clermont, Hamilton and Warren, (b) In Indiana -- Dearborn and Ohio, and
(c) In Kentucky -- Boone, Campbell, Gallatin, Grant, Kenton and Pendleton, in substantial and direct competition with the Company and such entity's revenues derived from any line of business competitive with any line of business of the Company amounted to 10% or more of such entity's revenues for its most recently completely fiscal year and if the Company's revenues of said line of business amounted to 10% of the Company's revenues for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such entity and the exercise of rights appurtenant thereto or
(ii) participation in the management of any such entity other than in connection with the competitive operations of such entity.

              9.9 "Coverage Period" means the period commencing on the date on which a Change in Control occurs and ending on the first anniversary date thereof.

              9.10 "Date of Termination" has the meaning assigned to such term in Section 7.1 hereof.

              9.11 "Disability" means the Executive's total and permanent disability under the Company's long-term disability plan or policy applicable to the Executive such that the Executive becomes eligible to receive long-term disability benefits thereunder.

              9.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

              9.13 "Excise Tax" means any excise tax imposed under Section 4999 of the Code.

              9.14 "Excluded Parties" means, collectively, (a) the American Financial Group, Inc. and any subsidiary thereof, (b) Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and any of their respective spouses and minor children, (c) any trusts, partnerships and foundations controlled by any individual in clause (b) or of which any individual in clause
(b) is a beneficiary, and (d) any Person who, along with any of the foregoing, is part of a group or syndicate under Section 13(d)(3) of the Exchange Act.

              9.15 "Good Reason" means the occurrence during the Coverage Period of any of the following events:

                     (a) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position, authority, duties or responsibilities immediately prior to a Change in Control or any other action by the Company which results in a diminution in any material respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                     (b) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                     (c) the Company's requiring the Executive to be based at any office or location that is more than twenty-five (25) miles from the Executive's office or location immediately prior to a Change in Control;

                     (d) the failure by the Company (i) to continue in effect any compensation plan in which the Executive participates immediately prior to a Change in Control that is material to the Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (ii) to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, than existed immediately prior to the Change in Control;

                     (e) (i) subject to clause (ii) hereof, the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, disability or welfare plans in which the Executive was participating immediately prior to the Change in Control; provided, however, (ii) if a Change in Control involving National City Corporation occurs within 18 months of the date of this Agreement, in lieu of clause (i) for the period beginning on and after January 1 of the calendar year immediately following the calendar year in which the Change in Control occurred, the failure by the Company to provide the Executive with coverage and benefits under pension, life insurance, medical, health and accident, disability and other welfare plans that are no less favorable in all respects to those provided to actively employed senior executives of the Company from time-to-time on and after such January 1;

                     (f) the failure by the Company to pay to the Executive any deferred compensation when due under any deferred compensation plan or agreement applicable to the Executive; or

                     (g) the failure by the Company to honor all the terms and provisions of this Agreement.

              9.16 "Notice of Termination" shall have the meaning assigned to such term in Section 7.1 hereof.

              9.17 "Other Benefits" means amounts or benefits required to be paid or provided to Executive or that Executive is eligible to receive under any plan program, policy, contract, or agreement maintained by the Company or any of its affiliates or to which the Company or any of its affiliates is a party.

              9.18 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act and shall also include any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

              9.19 "Severance Benefits" has the meaning assigned to such term in
Section 3 hereof.

              9.20 "Subsidiary" means any corporation controlled by the Company, directly or indirectly.

              9.21 "Triggering Event" means (a) the termination of the Executive's employment by the Company at any time during the Coverage Period, other than a termination for Cause or a termination due to the Executive's Disability or death, (b) a termination of the Executive's employment by the Executive at any time during the Coverage Period for Good Reason, or (c) a termination of the Executive's employment by the Executive, at any time during the 60-day period commencing on the six month anniversary of a Change in Control, unless such termination is by reason of the Executive's death or Disability or by the Company for Cause.

      10. Reduction of Agreement Benefits by Other Required Benefits. Notwithstanding any other provision of this Agreement to the contrary, if in connection with the termination of the Executive's employment for any reason the Company is obligated by law or by contract (including any employment or severance agreement other than this Agreement) or by Company plan or policy to
(a) pay the Executive with respect to any notice period prior to termination,
(b) pay the Executive severance pay, a termination indemnity, notice pay, or the like, (c) provide the Executive with life, disability, accident or health insurance or other welfare benefits after the Executive's termination (or a cash payment in lieu thereof), or (d) provide the Executive with employment service and/or compensation credit in respect of severance, then any Severance Benefits hereunder shall be reduced by the amount of any payments and similar benefits described in clauses (a), (b), (c) and (d), as applicable. If the Company is obligated under any contract or agreement (including any employment or severance agreement other than this Agreement) to pay to the Executive a gross-up payment with respect to excise taxes payable by the Executive under Section 4999 of the Code and such gross up payment would result in a duplication of the payment of the Gross-Up Payment provided for by Section 4 hereof, the Gross-Up Payment provided for by Section 4 hereof shall be reduced by the amount of such duplicative gross-up payment.

         11.  Noncompetition.

              11.1 During the 36-month period commencing immediately following the occurrence of a Triggering Event with respect to the Executive, the Executive shall not engage in Competitive Activity. If the Executive engages in Competitive Activity during the 12 month period immediately following the Triggering Event (the "Initial Period"), the Company shall be entitled to injunctive relief against the Executive, the Executive shall be obligated to immediately repay to the Company all amounts paid to the Executive pursuant to Sections 3.1, 3.5 and 4 hereof, and the Executive's rights under Sections 3.2 and 3.5 hereof shall immediately terminate. If the Executive engages in Competitive Activity during the 24 month period commencing immediately following the Initial Period (the "Subsequent Period"), the Company and the Executive agree that the Executive's rights under Sections 3.2 and 3.5 hereof shall immediately thereupon terminate and that no other remedies at law or equity shall be available to the Company with respect to Executive's breach of this
Section 11.1 by engaging in Competitive Activity during the Subsequent Period.

              11.2 The provisions of this Section 11 shall terminate upon the earlier of (a) the occurrence of a Change in Control that does not involve National City Corporation, and (b) the expiration of 18 months from the date of this Agreement without the occurrence of a Change in Control involving National City Corporation.

         12. Nonsolicitation. The Executive agrees that in the event of the occurrence of a Triggering Event and the Executive's receipt of the Severance Benefits, the Executive shall not, without the consent of the Company, for a period of one year after the Date of Termination, solicit to employ any officer of the Company, provided that no violation of this Section 12 shall occur by reason of any general solicitation of potential employees, such as pursuant to newspaper advertisements, that are not specifically directed to an officer of the Company.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer, thereunto duly authorized, and the Executive has executed this Agreement, all as of the day and year first above written.


                                    PROVIDENT FINANCIAL GROUP, INC.

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                                    By:   Joseph A. Pedoto

                                    Title: Chairman of Compensation Committee



                                    CHRISTOPHER J. CAREY:


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